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                                                                   EXHIBIT 10.14

                          [PC Connection stationery]


March 4, 1997



Mr. R. Wayne Roland
VP of Fulfillment Operations
22 Federation Drive
Bedford, NH 03110

Dear Wayne:

First of all, I would like to thank you for your continuing efforts in leading our fulfillment operations, especially Sales and Distribution, and for helping the company experience record revenue growth. At this time I would also like to summarize our severance package for you so that this question need not further linger in your mind.

In the event the company terminates your employment for any reason other than for cause, you will receive six months severance at the salary level then applicable to you. Cause shall include, without limitation, failure to comply with rules, standards or procedures promulgated by the Company, neglect of or substandard performance of your assigned responsibilities, breach of the terms of this Agreement, falsification of Company records or documents, or any act of dishonesty or moral turpitude. If the company merely wishes to replace you for its own reasons, that is not termination for cause, and you will receive severance. This letter and severance package does not alter your status as an at-will employee under New Hampshire law. Also, just so there will be no confusion, you will not receive severance in the event you resign your position, or the company reorganizes or modifies your position or duties, unless the company agrees in writing at that time to extend some sort of benefit to you.

Wayne, thanks again for your tremendous continuing contributions to the Company's current and future success. Keep up the good work as we complete a great first quarter.

Yours truly,

/s/ Wayne Wilson

Wayne Wilson
Senior Vice President & COO                   Agreed:

                                              /s/ R. Wayne Roland
                                              --------------------------
                                              R. Wayne Roland